Exhibit 99.1

NEWS RELEASE

Visteon Announces $1.75 Billion Special Cash Distribution to Shareholders; Authorizes $500 Million Share Repurchase Program

VAN BUREN TOWNSHIP, Mich., Dec. 10, 2015 — Visteon Corporation (NYSE:VC) today announced that its board of directors has declared a special cash distribution in the amount of $43.40 per share. The record date for the distribution is Jan. 15, 2016, and it will be payable on Jan. 22, 2016. In addition, the board authorized a share repurchase program of up to $500 million through Dec. 31, 2016.

“The approximate $1.75 billion distribution and $500 million share repurchase program are consistent with the previously announced plan to return $2.5 billion to $2.75 billion of cash to shareholders,” said Visteon President and CEO Sachin Lawande. “After completing the capital return program, Visteon expects to be well-capitalized and well-positioned for both organic growth and value-accretive acquisitions.”

As part of the capital return program, on June 16, 2015, Visteon entered into an Accelerated Stock Buyback (ASB) with a third party to purchase shares of its common stock for an initial payment of $500 million.

The special cash distribution and share repurchase program will be funded from proceeds from the sale on June 9, 2015, of Visteon’s approximately 70 percent ownership interest in the former Halla Visteon Climate Control Corp. (HVCC) to an affiliate of Hahn & Company, and Hankook Tire Co. Ltd.

Investors should note that the ex-dividend date is set by the NYSE. Pursuant to NYSE rules pertaining to distributions that exceed 25 percent of a company’s share price, the expected ex-dividend date will occur one business day following the payable date of the distribution. Shareholders of record on the record date, who sell their shares prior to the ex-dividend date, are not entitled to the special cash distribution.

The special distribution is expected to be treated primarily as a return of capital for U.S. federal income tax purposes. The company anticipates that less than $250 million of the distribution will be characterized as a dividend.

The U.S. federal income tax treatment of holding Visteon’s common stock to any particular stockholder will depend on the stockholder’s particular tax circumstances. Visteon’s stockholders are urged to consult their tax advisor regarding the U.S. federal, state, local and foreign income and other tax consequences to them, in light of their particular investment or tax circumstances, of acquiring, holding and disposing of Visteon’s common stock.

Shares may be repurchased from time to time in open market transactions or in privately negotiated transactions depending on market and economic conditions, share price, trading volume, alternative uses of capital and other factors. Such purchases will be made in accordance with applicable U.S. securities laws and regulations.

About Visteon

Visteon is a global company that designs, engineers and manufactures innovative cockpit electronics products and connected car solutions for most of the world’s major vehicle manufacturers. Visteon is a leading provider of instrument clusters, head-up displays, information displays, infotainment, connected audio, and connectivity and telematics; its brands include Lightscape®, OpenAir® and SmartCore™. Headquartered in Van Buren Township, Michigan, Visteon has nearly 11,000 employees at 50 facilities in 19 countries. Visteon had $3.1 billion in electronics sales over the last 12 months. Learn more at www.visteon.com.

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Contact:

Media:

Jim Fisher

734-710-5557

734-417-6184 – mobile

jfishe89@visteon.com

Investors:

Bob Krakowiak

734-710-5793

bkrakowi@visteon.com

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